Malizia Spidi & Fisch, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661


December 14, 2001

Board of Directors
Mt. Troy Savings Bank
2000 Mt. Troy Road
Pittsburgh, Pennsylvania  15212


Board Members:

         You have requested our opinion regarding certain Pennsylvania tax consequences to Mt. Troy Savings Bank (the "Institution") and its depositors under the laws of the Commonwealth of Pennsylvania of the proposed conversion (the "Conversion") under which the Institution will be changed from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank (the "Stock Bank"), the simultaneous formation of a parent holding company incorporated in Pennsylvania (the "Holding Company") that will acquire all of the outstanding stock of the Stock Bank (the "Acquisition"), and the offering of the stock of the Holding Company to the public (the "Offering"), pursuant to a Plan of Conversion adopted by the Board of Directors of the Institution on November 7, 2001, as amended (the "Plan").

         We have provided the Institution an opinion of this firm regarding certain federal income tax consequences of the Conversion, the Acquisition, and the Offering (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Institution, the Federal Tax Opinion concludes, among other things, that the Conversion qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Institution, the Stock Bank, and the Holding Company and the depositors of the Institution will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Conversion, the Acquisition, and the Offering.

         Based upon (1) the facts and circumstances attendant to the Conversion, the Acquisition, and the Offering, including the representations of the Institution, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Conversion, the Acquisition, and the Offering will not result in the recognition of any gain or income on the books of the Institution, the Stock Bank, or the Holding Company under generally accepted accounting principles, it is our opinion that under the laws of the Commonwealth of Pennsylvania, the implementation of the Conversion, the Acquisition and the Offering will not cause any tax liability to be incurred (a) by the Institution or by the Stock Bank under the Pennsylvania Mutual Thrift Institutions Tax

MALIZIA SPIDI & FISCH, PC


Board of Directors
Mt. Troy Savings Bank
December 14, 2001
Page 2


("MTIT"), 72 P.S.ss.8501 et seq., (b) by the depositors of the Institution under the Pennsylvania Personal Income Tax ("PIT"), 72 P.S.ss.7301 et seq., and (c) by the Holding Company under the Pennsylvania Corporate Net Income Tax ("CNIT"), 72 P.S.ss.7401 et seq.

         Our opinions herein are expressly limited to those taxes specified in the immediately preceding paragraph and specifically do not include any opinions with respect to the consequences to depositors of the implementation of the Conversion, the Acquisition, or the Offering under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequences to the Institution, the Stock Bank, and the Holding Company of the implementation of the Conversion, the Acquisition, or the Offering under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liabilities under the MTIT, the PIT, or the CNIT attributable to events after the Conversion, the Acquisition and the Offering or to any assets held or acquired by the Holding Company other than stock of the Stock Bank.

         Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

                                 USE OF OPINION
                                 --------------

         This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

MALIZIA SPIDI & FISCH, PC


Board of Directors
Mt. Troy Savings Bank
December 14, 2001
Page 3

                                     CONSENT
                                     -------

         Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC"), and any amendments thereto, or similar filings of the Institution filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-
(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and any amendments thereto, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and any amendments thereto, and to reference to our firm in the offering circular contained in the Form AC, Form SB-2 and related documents related to this opinion.


                                                 Very truly yours,


                                                 /s/Malizia Spidi & Fisch
                                                 -------------------------------
                                                 Malizia Spidi & Fisch, PC